UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 5, 2010

MORNINGSTAR, INC.

(Exact name of registrant as specified in its charter)

Illinois	000-51280	36-3297908
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

22 West Washington Street
Chicago, Illinois	60602
(Address of principal executive offices)	(Zip Code)

(312) 696-6000

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.     Regulation FD Disclosure.

The following information is included in this Current Report on Form 8-K as a result of Morningstar, Inc.’s policy regarding public disclosure of corporate information. Answers to additional inquiries, if any, that comply with this policy are scheduled to become available on December 3, 2010.

Caution Concerning Forward-Looking Statements

This current report on Form 8-K contains forward-looking statements as that term is used in the Private Securities Litigation Reform Act of 1995. These statements are based on our current expectations about future events or future financial performance. Forward-looking statements by their nature address matters that are, to different degrees, uncertain, and often contain words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” or “continue.” These statements involve known and unknown risks and uncertainties that may cause the events we discuss not to occur or to differ significantly from what we expect. For us, these risks and uncertainties include, among others, general industry conditions and competition, including current global financial uncertainty; the impact of market volatility on revenue from asset-based fees; damage to our reputation resulting from claims made about possible conflicts of interest; liability for any losses that result from an actual or claimed breach of our fiduciary duties; financial services industry consolidation; a prolonged outage of our database and network facilities; challenges faced by our non-U.S. operations; and the availability of free or low-cost investment information.

A more complete description of these risks and uncertainties can be found in our Annual Report on Form 10-K for the year ended December 31, 2009. If any of these risks and uncertainties materialize, our actual future results may vary significantly from what we expected. We do not undertake to update our forward-looking statements as a result of new information or future events.

Investor Questions and Answers: November 2010

We plan to make written responses available addressing investor questions about our business on the first Friday of every month. The following answers respond to selected questions received through November 3, 2010. We intend to answer as many questions as time allows, although we will not answer product support questions through this channel. We may wait to respond to a given question until the following month if we need more time to research the answer.

If you would like to submit a question, please send an e-mail to investors@morningstar.com, contact us via fax at 312-696-6009, or write to us at the following address:

Morningstar, Inc.

Investor Relations

22 W. Washington

Chicago, IL 60602

Recent Initiatives

1.             Can you update us on some new initiatives on the website, in particular, and also the investment data business more broadly?

Here are some of the major initiatives we’ve introduced recently for Morningstar.com:

•                  Launched a new Premium service for investors in Canada

•                  Launched a new mobile application for the BlackBerry

•                  Created sponsorships opportunities for exchange-traded fund (ETF) centers on retail sites in the United States and across Europe, including online advertising, conference calls, and ETF seminars in eight locations

We’ve also been working on many other initiatives in other areas of the Investment Information segment. Here are some of the highlights from the past six months or so:

Data

•                  Launched a new, customizable version of Morningstar Document Library

•                  Launched point of sale product for standard fund reports that meets new Canadian regulatory requirements for a simplified document that replaces the prospectus

•                  Completed our Chilean and Mexican fund databases

•                  Set up a new Asian network for real-time data, installing Hong Kong and Tokyo data centers in July

•                  Released new ETF institutional data points, including tracking error, daily alpha before expense, market impact, and concentration risk

•                  Began providing earnings conference call transcripts on 750 U.S. companies

•                  Added other equity data to database, including corporate events and earnings estimates

•                  Launched two new indexes that track the performance of Master Limited Partnerships

Software

•                  Rolled out several enhancements for Logical Information Machines (a leading provider of data and analytics for the energy, financial, and agriculture sectors that we acquired in December 2009), including a new data delivery warehouse, a new set of application programming interfaces (APIs) and continued improvements on existing APIs, and an Excel add-in application that facilitates data extraction

•                  Launched a new service within Morningstar Office called Report Studio to serve the custom portfolio reporting needs of advisors

•                  Created a system that facilitates Morningstar Advisor Workstation integration with a client’s advisor platform, enabling data-sharing between the two platforms

•                  Began commercial launch of Morningstar QuoteSpeed 2.0 via direct-to-advisor sales

Research

•                  Expanded fund analyst coverage on funds based in Europe and Asia, crossing the 1,000 rated funds mark

•                  Launched analyst research on closed-end funds and introduced Closed-End Fund Weekly newsletter

•                  Hosted our first Morningstar ETF Conference

•                  Launched ETF Research in Canada and Australia

•                  Launched Morningstar Newsletter Builder, a tool that allows advisors to generate their own branded client newsletters incorporating Morningstar content

•                  Through Realpoint, began developing our new residential mortgage-backed security (RMBS) platform

•                  Increased corporate credit ratings to 600 and began delivery of analyst research reports to our first credit-only client

Data Business

2.             To what extent are your clients, existing and/or prospective, focused on consolidating data providers? Has this generally benefitted your or hurt your business?

We’ve seen more interest in consolidating data sources, which has generally worked in Morningstar’s favor. Our data coverage on managed investment products is tough to match. We also have strong coverage of equities and can often meet a company’s needs for that data as well.  Because of these strengths, we often gain business when our clients consolidate data providers. Even in cases where a competitor offers one of its data sets at a discount, we often end up winning the consolidated business because of the depth and breadth of our data coverage, especially on open-end funds.

3.             What other asset type or investment databases do you feel under-penetrated or feel the product can be enhanced from where it is today either through organic growth and/or acquisition?

Our major area of focus is managed investment product data. We believe we still have significant potential to expand our reach with clients outside the United States as well as with client segments we haven’t historically focused on, such as compliance, investment management, trading, research, and quantitative functions. We continue to work on building up our fundamental equity data, where we see a large market opportunity. We’re also interested in providing our clients with access to additional fixed-income data.

In general, we believe we already have fairly broad investment data coverage that meets most of our clients’ needs; however, we’re always open to adding additional data sets in related areas, such as private equity, derivatives, alternative investments, and structured products.

4.             Do you have any incremental plans for additional ETF launches? What types?  What regions?

We’re planning to expand our global equity indexes, including a family of European style indexes as well as regional and country indexes for other major markets. Many of these indexes could be licensed to serve as the basis for an ETF, although we don’t have any immediate licensing plans.

Morningstar.com

5.             Can you provide a time series back to your S-1 filing showing monthly annual, 2-year, and 3-year pricing to the website? Can you also remind me what percentage of your revenue, roughly, has come from advertising versus websites?

The table below shows pricing for Premium membership subscriptions over the past six years.

	2005	2006	2007	2008	2009	2010
Monthly	$13.95	$14.95	$15.95	$16.95	$18.95	$19.95
Annual	$125	$135	$145	$159	$174	$179
Two Year	$209	$225	$245	$269	$289	$299
Three Year	$299	$320	$345	$369	$389	$399

On average, Premium subscriptions have generated about 70% of the site’s revenue, with the remaining 30% from internet advertising sales.

6.             What kind of pricing power do you anticipate in this business over the next 3-5 years from both a subscription and advertising perspective? Is the pricing strategy an inflation or inflation-plus focus or is it about increasing the functionality/data/general breadth of everything and expanding the pricing power therein?

In general, our pricing strategy is to continuously enhance the depth, breadth, and functionality of the data, analysis, and tools we provide on Morningstar.com. Because we’re always improving and expanding the site, we believe we’re in a better position to make moderate price increases each year for Premium membership. We also strive to continuously enhance the value of the site for advertising sales placements, which helps us sustain pricing relative to competing sites.

However, it’s tough to say what our pricing power may be going forward because it partly depends on factors outside of our control, particularly with Internet advertising sales, which is a heavily cyclical business. With Premium memberships, our ability to raise prices may vary depending on consumer discretionary spending, general economic trends, and competitive factors.

7.             How many different countries and/or languages do you operate a Morningstar.com or like website today?

We currently have about 40 websites for individual investors around the world.

8.             Can you talk about some of the metrics you look at, such as trial to paid and other relevant ones, and how they’ve been trending?  What are some of the indicators you all look at as they may be correlated with activity on your website?

We look at several different metrics for Morningstar.com Premium memberships, including free registrations, Premium trial starts, the trial-to-paid conversion rate, and cancellations. On the positive side, free registrations trended up during the third quarter, and the cancellation rate declined. However, Premium trial starts and the trial-to-paid conversion rate have not significantly improved. We also look at general indicators of interest in the site, such as unique users and pages views, both of which declined in the third quarter. We believe this reflects an industry-wide trend for investment-related websites, which have had lower levels of user engagement in the wake of the financial crisis and continued economic weakness.

Advisor Software

9.             How has the top-of-the-market consolidation (the big getting even bigger) in the North American FA/brokerage business impacted your business, positively or negatively?

Industry consolidation in the financial services sector has been an ongoing trend, and the effect on us varies from case to case. We may lose business following an acquisition of one of our clients, but we also often have opportunities to continue providing services or expand our business with the new parent organization. For example, we previously had separate agreements with two large broker-dealer firms that have now combined their operations. Upon renewal, the contract value revenue increased. In other cases, user counts have declined following mergers, so it can work both ways.

10.      Are you continuing to see a trend of financial advisors breaking away from the larger wirehouses and as a result adopting more holistic practice management-focused products and services?

Yes, we’ve continued to see more financial advisors moving to become independent, which has helped create demand for Morningstar Office, our comprehensive practice and portfolio management system for independent financial advisors.

11.      Who would you say is your most challenging competitor in this business?  How so, is it based on price? With the recent IPO of Envestnet as well as others focused on the space, have you noticed an increase in pushback of price at all from prospective clients?

We haven’t identified a “most challenging” competitor, but we’ve identified the companies below as firms that we compete with in the advisor arena:

Morningstar Advisor Workstation and Morningstar Office: Advent Software, Advisor Software (ASI), Albridge Solutions, Interactive Advisory Software (IAS), Schwab Performance Technologies, SunGard, and Thomson Reuters.

Site Builder and Licensed Tools: Interactive Data Corporation, QuoteMedia, Thomson Reuters, and Wall Street On Demand.

Morningstar Managed Portfolios: Brinker Capital, Curian Capital, Envestnet PMC, FundQuest, and SEI Investments.

With respect to pricing, our clients have had ongoing budgetary constraints, but we haven’t seen increased pricing pressure related to a specific competitor.

12.      Is it commonplace in the industry if you sign an enterprise client to Advisor Workstation that there will be some exclusivity for that relationship? Or generally the advisory firm can sign contracts with as many providers as they wish (although may not be economically prudent to do so) and those individual FAs that want to use your product or another can do so at their discretion?

Our enterprise agreements vary by firm or type of firm. Some firms “require” their advisors to use a standardized set of tools, often including Morningstar, provided through the firm’s home office. Other firms offer tool options that may include Morningstar but don’t require their advisors to adopt those solutions. In these cases, it’s up to the individual financial advisor to decide if Advisor Workstation is right for his or her needs.

13.      How many total enterprise relationships do you have and is there a noticeable proportion of renewals over the coming year or so? How do renewals work?  Are they run at the organization level and then the financial advisors follow suit or is directly to the user? Have you ever lost an enterprise relationship at the institution level?  If so, what caused this and was it a reason other than consolidation within the financial services sector?

With respect to our financial advisor solutions, we had more than 400 enterprise clients globally as of September 30, 2010, with about half of our contracts with these clients due for renewal in 2011. We negotiate renewals for enterprise deals at the organization level and do not typically involve the end users of the product. We have lost some enterprise deals for reasons other than consolidation within the financial services sector, such as client budget constraints.

14.      What is the average contract length? How has that evolved over time? Do larger organizations usually receive breakpoints in pricing assuming a certain minimum level of users?

Our average enterprise contract length is about two years and has remained stable over the past few years. We have tiered pricing available for our enterprise products based on a client’s level of commitment in terms of number of users or financial minimums.

Morningstar Direct

15.      Can you describe in more detail the functionality on the Morningstar Direct product and how this has evolved over time? Since it used to be called DataLab I’m assuming its heritage is more as a data portal that has been enhanced over time with various modules to increase value to the user as well as pricing for Morningstar? Do you partner with other third-party providers, say a RiskMetrics for portfolio attribution as one example, rather than develop some of this functionality internally? Just trying to get a better sense of this product, its historical and prospective evolution from a usage and functionality standpoint, and how that might impact price as well as positioning in the institutional data/investment tools marketplace.

Morningstar Direct is our Web-based institutional research platform providing advanced research on the complete range of securities in our global database. Through this platform, we provide access to all Morningstar data for one price, including the data behind our proprietary statistics, such as Morningstar Ratings, the Style Box, Morningstar Category, and Institutional categories. Morningstar Direct currently includes data on open-end funds, stocks, closed-end funds, insurance/life funds, exchange-traded funds, separate accounts and collective investment trusts, hedge funds, stock and fund ownership and portfolio data, and financial filings. We also provide access to a variety of third-party data, including global indexes, security identifiers, and user-imported data.

Since introducing Morningstar Direct in 2001, we’ve continuously rolled out new features and functionality, which we typically develop internally. Some of the functionality we’ve added over the past several years includes performance attribution; holdings- and returns-based style analysis; estimated net flows, assets under management, and market share data; a presentation studio interface for creating customized reports; and additional data on offshore funds and other investment types. We’ve also continuously expanded the range of data covered in Morningstar Direct with new databases and deeper coverage on existing databases.

Credit Research and Ratings

16.      How is MORN involved in the conversation regarding the future structure of the fixed-income rating business, either from an industry or regulatory standpoint?

For the most part, we haven’t been directly involved in conversations with regulators regarding the future structure of the credit rating business. However, we have been actively building relationships with industry leaders and sharing our perspective on the structure of the industry and more specifically, the role of independent research firms such as Morningstar. We also contributed to a National Association of Insurance Commissioners (NAIC) working group hearing in September 2009 and presented our thoughts on recommendations and alternatives to how the NAIC uses credit ratings.

Realpoint, which we acquired in May 2010, has been actively involved in lobbying efforts to help frame future credit rating policies and remain informed about the current regulatory environment.

Investment Landscape

17.      I realize that you have robust data/research capabilities away from the mutual fund heritage, but interested in your thoughts with an industry shift well underway away from the active-only mutual fund managers. How you are repositioning the business (website and/or in other parts of your company) particularly as it relates to the market shift towards passive management of assets as well as ETFs?

ETFs have been a clear growth area, and we’ve invested significant resources in our ETF analyst team. We currently have about 16 ETF analysts globally covering approximately 400 funds. We’ve also seen strong investor interest in alternative investments, including hedge funds and mutual funds that incorporate alternative strategies, such as 130/30 and absolute-return funds. We have several analysts focusing on these alternative portfolios.

In addition to growth in ETFs and alternatives, we’re seeing strong investor interest in target-date and target-risk funds, risk-managed and volatility-controlled portfolios, and solutions that combine asset allocation and insurance. We’ve added tools and capabilities across the business to meet demand in these growing areas.

Investment Management Segment

18.      What is your appetite for additional acquisitions of investment managers? What would be your greatest impetus to purchase another asset manager – is it about expanding the product set, geography, client list, and/or a combination of all of the above?

One of our key growth strategies is to become a global leader in fund-of-funds management, so we would consider additional acquisitions of investment managers if we felt they were a good fit for us. Since mid-2009, we have acquired three firms with significant investment consulting businesses: Intech Pty Ltd in Australia (June 2009), Old Broad Street Research Ltd. in the United Kingdom (April 2010), and Seeds Group in France (July 2010).

We made these acquisitions for a variety of reasons. We believe each firm represents a strong cultural and investment-process fit with Morningstar. Each also bolstered our investment consulting presence in one of the largest managed fund markets in the world. And finally, all of these firms have developed important client relationships that it would have taken many years for us to build on our own. In the future, we would consider making additional acquisitions in this space if they met these criteria.

19.      What is your appetite for a fund-of-hedge-funds type product that would seem to leverage your HF data and fit with your diversification focus? Would you rather build or buy?

As you point out, we believe that we have a significant amount of expertise in evaluating and managing portfolios of hedge funds and other alternative assets. Our focus has been:

•                  incorporating hedge funds and other alternative strategies as part of broader investment portfolios that we manage for existing clients

•                  managing diversified alternative portfolios as part of registered mutual fund and ETF portfolios as well as on our Morningstar Investment Services advisory platform; and

•                  providing investment consulting services to fund-of-hedge-funds platforms and managers.

We’ve also gained additional hedge fund investment expertise through the Intech acquisition in Australia (which currently manages a fund-of-hedge-funds portfolio for existing clients) and the Seeds acquisition in France, where the majority of Seeds’ revenue is derived from hedge fund-related consulting services.

20.      Can you talk a bit about how the investment consulting business has recovered since a few large client losses during the downturn? Are you noticing an up-tick in RFP activity? How has the timeline of the RFP process been impacted, has it been extended given everything that the world has been through? What have you noticed about the competitive landscape in this business in the past few years?

Yes, we’ve noticed an increase in RFP activity and have seen more deals beginning to flow through the pipeline for Investment Consulting. We’ve seen many financial services companies beginning to engage in sales discussions again; however, the process has typically moved more slowly than in the past because of lingering budget concerns and other after-effects of the financial crisis that started in 2008.

One change we’ve seen in the competitive landscape is that asset management firms have been positioning themselves more as comprehensive investment solution providers. Increasingly, these firms are viewing asset allocation and portfolio construction as important capabilities to nurture internally. However, we believe we still offer a competitive advantage, particularly when we deliver products and solutions that leverage our core strengths in research, technology, and design. We’re continuing to work on leveraging these core capabilities globally, as well.

21.      Can you talk a bit more about the distribution of the Retirement products? How many plan providers/plan sponsors do you currently serve? What is the global geographic distribution? What is the process typically like in terms convincing new providers to place your product on their platform? Is this different at all at Morningstar versus Ibbotson?

We currently serve approximately 145,000 retirement plan sponsors through 23 plan providers, with the majority of this business in the United States.

We currently have relationships with approximately half of the major plan providers. We work closely with these plan providers to increase our presence on their platforms. We’ve also had some success working directly with retirement plan sponsors.

We currently offer two retirement solutions: Morningstar Retirement Manager and Advice by Ibbotson. The process for selling these two solutions is similar.

22.      Can you update us on the number of relationships with plan providers, assets at those plan providers, and other plan sponsors that you have relationships for the Retirement Manager product? What proportion of assets and people roughly at these plan providers does your product touch relative to the aggregate pie at these organizations/people? Has this proportion increased over time? How do you sign up additional plan sponsors/plan providers/plan administrators to your product, is it direct sales and just blocking and tackling following that?

As mentioned above, we currently have relationships with 145,000 plan sponsors through 23 plan providers through both Morningstar Retirement Manager and Advice by Ibbotson. The table below shows our assets under management in managed retirement accounts.

	As of September 30
Assets under management in managed retirement accounts ($ billions)	2010	2009
Advice by Ibbotson	$16.0	$13.2
Morningstar Retirement Manager	1.8	1.4
Total	$17.8	$14.6

Of all the plan participants who are eligible for our retirement advice services, a relatively small percentage (less than 10%) has enrolled. For example, total assets in Advice by Ibbotson represent approximately 9% of eligible plan assets. These enrollment numbers have increased slightly over time.

To increase our reach in this market, we actively promote our capabilities to retirement plan providers, sponsors, and participants. We’ve also implemented several technology and operational initiatives that improve efficiency and facilitate enrollment. For example, we introduced a new delivery and reporting tool for plan sponsors and a new barcode enrollment form that simplifies the enrollment process. We’ve also rolled out new products and solutions, such as target-date and lifetime advice portfolios.

International Operations

23.      Do you have a targeted proportion of revenue that eventually would come from international operations? What are your current operations as well as eventual plans in the Latin American region?

Because non-U.S. markets account for more than half of the world’s market capitalization, we believe that our international revenue has the potential to approach that percentage over time. We currently have operations in 26 countries, and international revenue made up 29% of total revenue for the most recent quarter. We recently established operations in Brazil, Chile, and Mexico and plan to expand our sales efforts in the region over the next several years.

24.      What is the rationale for holding only minority interests in Morningstar Japan, Denmark, and Sweden and not owning those subsidiaries outright?

We recently acquired an additional 75% interest in Morningstar Denmark, increasing our ownership to 100%. So our only two minority ownership interests are Morningstar Japan KK, which we established in 1998, and Morningstar Sweden, which we established in 2001. We began these operations as minority interests because at the time, it was the most expedient way for us to gain access to these markets. We now have more established operations outside the United States and generally prefer to be a majority or full owner of any new operations that we establish.

25.      Can you talk a bit about how the more European private banking model versus the North American brokerage model has determined/impacted your strategy or product sets in Advisors distribution channels outside of the U.S.? Or has the robustness of the product, particularly with regards to a diversification focus through funds rather than singular stocks generally been of enough usefulness to not matter in terms of your growth? What do EMEA or Asian clients in this business usually ask differently of the more wirehouse-centric, and commission-based from a revenue perspective, North American advisor?

The European private banking model has not greatly altered the product strategy for our Advisor tools outside the United States. Our strategy is based on selling robust advisor-focused tools, including holdings-based portfolio analysis and high-quality technology platforms, to make them a compelling option for firms looking for best-in-class fund solutions.

That said, we’ve had more success in those European markets that are more similar to the United States: i.e., where there is open architecture and a greater number of independent advisors in the distribution channels. We see less success in markets without these attributes because we don’t have as many opportunities to add value to institutions and their captive or tied advisors who recommend investments from limited, proprietary product lineups.

In Asia, we’ve experienced demand for advisor tools that provide a well-defined process for identifying the end investor’s risk tolerance, asset allocation and investment selection. This demand is similar to what we’ve historically seen with North American wirehouses and brokerage firms, although we’re also looking at ways to tailor our tools to meet the more specialized client needs in Aisa.

Programming and Technology Team

26.      What is the size of your programming/technology team now compared to your IPO in terms of headcount?  You recently identified this area in terms of product development as an area of reinvestment.  Can you provide some more color what areas/geographies you are adding people and what specifically you have planned?

We have been heavily investing in our technology and development team over the past several years. We now have approximate 820 programmers and other technology professionals on staff, compared with about 230 when we went public in 2005. About half of these employees are in our offshore development centers in China and India, one-third is in the United States, and the remainder is in other global operations, such as Europe and Australia.

Sales Organization

27.      How is your sales force compensated?  Does it vary by product?  I noticed you changed your income statement convention for expensing sales commissions, now expensing the entire sales commission up front — why was this done? Are all staff other than salespeople generally on a salary/bonus structure and salespeople on a commission type of matrix? Do you feel you are “under punching” so to speak with your current sales and client service organization?

Our sales force generally earns a smaller base salary plus commission, with the commission plan varying by product. For our U.S.-based National Sales Group, we recently changed to a new commission plan based on the sales rep’s annualized book of business rather than upon contract renewal. Because of the structure of this plan, we believe that recording the entire commission expense in the quarter versus over the term of the client contract is the appropriate accounting treatment.

We’re always looking for ways to enhance sales force productivity, but the change in the commission plan wasn’t really driven by a desire to increase production. We wanted to incentivize the sales team to focus on adding value for all of our clients and generating consistent book-of-business growth. The previous structure had some drawbacks because payouts could be heavily influenced by renewals on large contracts, which tend to happen less frequently.

The majority of our non-commissioned employees are paid salaries and are also eligible for bonus payments.

Business Model/Payment Structure

28.      All subscription/licensed products and services are a pay cash up front type of structure?

Yes, we generally invoice clients and collect cash in advance of providing services or fulfilling subscriptions, particularly for products and services in our Investment Information segment. In the Investment Management business, it’s more common for services to be billed in arrears.

Dodd-Frank and Other Regulation

29.      What opportunities and/or difficulties does the Dodd-Frank bill create?  What about other regulation around the globe?

The Dodd-Frank Act is enormously complex, and our analysis will be ongoing. In addition, many portions of the bill have yet to be addressed through rulemaking and other regulatory action, giving the regulators significant discretion in many areas. At this point, we believe the portion of the Act most relevant to Morningstar is Title IX (Investor Protections and Improvements to the

Regulation of Securities), which contains broad changes to the regulatory framework for credit rating agencies as well as a number of corporate governance and disclosure changes applicable to publicly traded companies. We’re continuing to evaluate the potential impact of the Dodd-Frank Act on Realpoint, a Nationally Recognized Statistical Rating Organization we acquired in May 2010.

As far as other regulation around the world, we believe some of the recent regulations in Europe and the United Kingdom may provide us with opportunities. For example, the Retail Distribution Review that becomes effective at the end of 2012 will require advisors to give clients a choice of all investment vehicles (including funds, ETFs, and structured products) and demonstrate that they considered the entire universe without bias. We also see a potential business opportunity associated with UCITS IV, which will require fund companies to create a standard simplified prospectus for funds sold across Europe.

Decentralized Structure

30.      My understanding is your segment reporting reflected your decentralized approach to managing the distribution channels, leveraging the core technology/data infrastructure. How has this changed since last year’s re-segmentation? Can you provide some color on the corporate hierarchy of the Investment Information segment? In this vein, as the company has expanded internationally how are these businesses run — are they autonomous, semi-autonomous, or otherwise?  Any color would be helpful how the information chain from the executive suite reaches the various business units would be helpful.

Our decentralized approach to the business hasn’t really changed. We tend to prefer a more decentralized approach because we believe it helps increase speed and accountability. Beginning in 2009, we organized our operations according to product lines and growth strategies rather than audience segments and have two operating segments: Investment Information and Investment Management. Previously, we organized our operations based on three audience segments: Individual, Advisor, and Institutional. We’ve continued to emphasize a decentralized approach to running the business under both of these segment structures.

Within the Investment Information segment, we have three divisions: Data (headed by Liz Kirscher), Software (headed by Chris Boruff), and Investment Research (headed by Cathy Odelbo and Don Phillips). Each division encompasses several business units that are led by separate managers. For example, within the Software division, we have managers focused on specific product lines such as institutional software, advisor software, individual software, custom solutions, and LIM (Logical Information Machines), which we acquired in 2009. Each business unit manager works closely with the business division president and is accountable for the profit-and-loss performance of his or her area.

For the sake of efficiency, we’ve centralized some of our corporate functions, and we have a centralized programming team that develops key software features that we can incorporate in multiple products and services.

In the past, our international structure was mainly based on geography, and we primarily defined accountability at the country level. Now, our business divisions and business units are becoming more global in nature, and we expect this to be a major area of focus in 2011.

Regarding how the information chain flows from the executive suite (which is easier in our case because we have an open-office plan instead of private suites) to the business units, we maintain constant, informal communication with all of the business division presidents. The division presidents report to Joe Mansueto, our chairman and CEO. In addition to many informal meetings and communications, we conduct business reviews with each major area on a quarterly basis. We also hold an annual management retreat where we bring together our business leaders to talk about our priorities for the upcoming year.

Seasonality

31.      Remind me, there does seem to be a modest amount of seasonality in your business in 2Q due to investment conferences?

Yes, we typically have some seasonality in our Investment Information segment because we hold our annual Morningstar Investment Conference during the second quarter.

Business Environment

32.      Can you speak to how client budget conditions have evolved over the course of the year?  Any color particularly in terms of your institutional clients and which types of clients may be loosening the purse strings?

We’ve generally seen improving business conditions throughout the course of 2010. While some institutional clients have remained cautious, we’ve generally seen clients becoming more receptive to new projects and sales discussions. Outsourcing and retirement clients have been two bright spots, and insurance, asset management, and broker-dealer firms have also shown interest in new deals.

Retention and Renewal Rates

33.      My understanding is about 3-5% of your “walk-in” revenue cancels each year, implying a mid-90’s “retention” rate, so to speak?  What is the primary driver of this — M&A, price concessions, general turnover, product dissatisfaction, and/or other reasons for cancellations?  How was this figure impacted in 2008 relative to say 2005-2006?  Where does it roughly stand for 2010?  How does this differ across the products so say licensed data, MORN Direct, Morningstar.com, Principia, Advisors Workstation, and Retirement Manager?

We use two different methods for calculating retention. For subscription-based products (such as newsletters, Morningstar.com Premium Membership, and Principia software), we track the number of subscriptions retained during the year. For products sold through contracts and licenses, we compare the dollar value of renewals compared with the value of contracts up for renewal during the period.

For subscription-based products, our retention rate has generally been in the range of 60% to 65%, with higher retention rates for Principia and lower rates for retail products such as newsletters and Premium membership subscriptions. The table below shows retention rates over the past several years:

2005	2006	2007	2008	2009
60-65%	60-65%	65-70%	60-65%	55-60%

Retention rates were lower in 2009 because fewer subscribers to Principia and Morningstar.com continued their subscriptions in the uncertain economic environment. With Morningstar.com, we also had fewer new subscribers coming in to offset subscriptions that expired.

Retention rates have improved slightly in 2010, reflecting higher retention rates for Principia and Premium memberships.

For contract-based products and services, our renewal rate ranged between 95% and 105% from 2005 through 2007, but began declining with the financial crisis in 2008, as shown in the table below:

2005	2006	2007	2008	2009
100-105%	95-100%	95-100%	90-95%	80-85%

We estimate that our 2008 renewal rate was on the low end of the range between 90% and 95% and down about 6 percentage points from 2007. The decline in renewal rates in 2008 was largely driven by lower assets in Investment Consulting. Assets were down partly because of the market decline. In addition, we weren’t able to reach agreement on renewal terms for one of our larger client contracts, which expired in the second quarter. We also experienced some pressure on renewal rates for other products, such as Morningstar Advisor Workstation, later in the year.

In 2009, we estimate that our weighted average renewal rate was on the low end of the range between 80% and 85% and down about 9.5 percentage points from our renewal rate in 2008. The decline in renewal rates in 2009 was largely driven by the end of the Global Analyst Research Settlement period. Excluding this factor, the 2009 renewal rate declined about 3 percentage points from 2008. This decline reflects lower renewal rates for several product lines, including Investment Consulting, institutional software, and advisor software. Many of our clients were cutting budgets, reducing staff, and experiencing the effects of industry consolidation during 2009.

So far in 2010, renewal rates have generally improved, averaging 90% or better for most products.

Insider Ownership

34.      Can you remind us of Mr. Mansueto’s divestiture schedule/plan?

Previously, Joe has had a 10b5-1 plan in place that provided for selling approximately 1% of his shares per quarter, or 4% per year. However, Joe terminated this plan during the third quarter of 2010 and has not replaced it.

Balance Sheet

35.      Can you provide color on what types of corporate bonds are in your securities portfolio? What is the average duration and/or maturity of the aggregate securities portfolio?

Although our securities portfolio focuses on municipals with high underlying credit ratings, you are correct that it also contains a number of corporate issues. Our corporate holdings carry AA or higher ratings. Both the average maturity and average duration of the overall portfolio are approximately one year.

Acquisitions

36.      Has the deal flow pipeline remained robust?

It’s our policy not to comment on potential acquisitions.

Dividend/Share Repurchase Programs

37.      Do you have an outstanding share repurchase authorization and, if so, can you remind us what it is?

Yes, we recently announced that our board of directors has authorized a $100 million share repurchase program.

38.      Assuming you determine there may be a lack of internal and external growth opportunities to expend your cash, would your preference be to establish a dividend, repurchase stock or some combination of the two?

We recently announced that our board of directors has authorized a regular quarterly dividend of 5 cents per share beginning with the first quarter of 2011, as well as a $100 million share repurchase program. The first quarterly dividend will be payable on January 14, 2011 to shareholders of record on December 31, 2010.

39.      Please give us more details surrounding the dividend that Morningstar will be paying to shareholders. Is this a sign that management cannot find better opportunities by reinvesting that cash into Morningstar’s existing businesses or acquiring new ones?

We’ve consistently generated healthy free cash flow, even after using cash for acquisitions and continuing to reinvest in our existing business. Even after initiating a small dividend payment, we believe we have the resources available to continue investing both internally and externally (if and when attractive acquisition opportunities arise).

40.      As for the repurchase program, do you believe that Morningstar stock is selling well below intrinsic value and can you quantify the gain that you expect in that value from the repurchase program?

It’s our policy not to comment about our stock price or provide estimates of Morningstar’s intrinsic value.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MORNINGSTAR, INC.

Date: November 5, 2010	By:	/s/ Scott Cooley
	Name:	Scott Cooley
	Title:	Chief Financial Officer